Exhibit 99.1

Rogers Corporation Reports First Quarter 2016 Results

  First quarter net sales of $160.6 million, down 2.7% (down 0.4% on a currency neutral basis)
    Record quarterly sales for Advanced Connectivity Solutions of $73.4 million, up 2.9%
    Record first quarter sales for Elastomeric Material Solutions of $46.3 million, up 4.0%
  First quarter adjusted operating margin of 16.9%, down 30 basis points; GAAP operating margin of 15.0%, up 280 basis points
  First quarter adjusted EBITDA of 21.1%, stable with 2015 first quarter

ROGERS, Conn.--(BUSINESS WIRE)--May 2, 2016--Rogers Corporation (NYSE:ROG) today announced financial results for the 2016 first quarter.

The Company reported first quarter net sales of $160.6 million, exceeding its guidance. In the 2015 first quarter, net sales were $165.1 million. Net sales in the 2016 first quarter were favorably affected by $3.0 million due to the impact of a full quarter of sales revenue from the Arlon acquisition, which closed on January 22, 2015, net of the disposition of the non-core product line. Net sales were negatively impacted by $3.9 million as a consequence of currency fluctuations, primarily related to the Euro and Renminbi.

Earnings for the 2016 first quarter were $0.82 per diluted share (non-GAAP $0.94 per diluted share, including adjustments), exceeding the Company’s guidance, as compared to $0.72 per diluted share (non-GAAP $1.02 per diluted share, including adjustments) for the 2015 first quarter. The 2016 first quarter non-GAAP adjusted EBITDA was $33.9 million compared to $34.8 million for the 2015 first quarter.

Since commencing EBITDA reporting last quarter, the Company has revised its definition of adjusted EBITDA and adjusted earnings per share by no longer including non-cash stock-based compensation in the adjustment to the most directly comparable GAAP measures. The Company now defines adjusted EBITDA as net income excluding interest, income taxes, depreciation, amortization and other discrete charges, and defines adjusted earnings per share as earnings per share excluding acquisition-related intangible amortization and other discrete charges.

The Company’s gross margin was 37.7% in the 2016 first quarter compared to 37.8% for the 2015 first quarter (includes $1.6 million or 100 basis points on gross margin of non-recurring purchase accounting costs). Operating margin was 15.0% (16.9% non-GAAP adjusted operating margin) for the 2016 first quarter compared to 12.2% (17.2% non-GAAP adjusted operating margin) for the 2015 first quarter.

Bruce D. Hoechner, President and CEO commented, “In Q1 2016, we were pleased to see a recovery in our top line performance over Q4 2015, delivering both revenue and earnings results that exceeded our Q1 2016 guidance. Additionally, our cost management discipline and manufacturing improvement initiatives contributed to solid bottom line results. We are capitalizing on the strengthening demand in a number of our key megatrend markets and focused on executing our strategy to drive growth and deliver sustained profitability throughout the company.”

Business Segment Discussion

Advanced Connectivity Solutions (ACS)
Advanced Connectivity Solutions reported record quarterly net sales of $73.4 million for the 2016 first quarter, a 2.9% increase compared to 2015 first quarter net sales of $71.3 million. Net sales were favorably impacted by $5.1 million or 7.2% due to the full quarter of the acquired Arlon business compared to the partial 2015 first quarter. Fluctuations in currency exchange rates unfavorably impacted net sales in the first quarter by $0.9 million or 1.2% as compared with the 2015 first quarter. The 2016 first quarter results were favorably impacted by strong growth in sales of high frequency circuit materials used in automotive safety applications, as more Advanced Driver Assistance Systems (ADAS) were adopted in vehicle platforms globally, as well as other applications. This growth was offset by lower demand year-over-year for 4G/LTE wireless telecom applications despite a strong recovery in demand during the quarter.

Elastomeric Material Solutions (EMS)
Elastomeric Material Solutions reported record first quarter net sales of $46.3 million for the 2016 first quarter, a 4.0% increase compared to 2015 first quarter net sales of $44.6 million. Net sales were favorably impacted by $2.3 million or 5.2% due to the full quarter of the acquired Arlon business compared to the partial 2015 first quarter. Fluctuations in currency exchange rates unfavorably impacted net sales in the first quarter by $1.0 million or 2.2% as compared with the 2015 first quarter. The 2016 first quarter results were favorably impacted by increases in certain general industrial and automotive applications, which more than offset a slight decline in sales for portable electronics applications.

Power Electronics Solutions (PES)
Power Electronics Solutions reported net sales of $35.3 million for the 2016 first quarter, an 8.5% decrease compared to 2015 first quarter net sales of $38.5 million. Fluctuations in currency exchange rates unfavorably impacted net sales in the first quarter by $1.8 million or 4.8% as compared to the 2015 first quarter. The 2016 first quarter results were favorably impacted by increased demand in certain renewable energy and vehicle electrification applications. This growth was more than offset by lower demand in mass transit and hybrid electric vehicle applications due to customer inventory corrections.

Other
The Other segment reported net sales of $5.6 million for the 2016 first quarter, a decrease of 47.3% compared to 2015 first quarter net sales of $10.7 million. This decrease was primarily related to the sale of the polyimide and thermoset epoxy laminate product business, which closed in the 2015 fourth quarter. Net sales were unfavorably impacted by $0.2 million or 2.8% due to fluctuations in currency exchange rates as compared with the 2015 first quarter.

Operational Highlights
Rogers ended the 2016 first quarter with cash and cash equivalents of $229.2 million, an increase of $24.6 million, or 12.0%, from $204.6 million at December 31, 2015. Net cash provided by operating activities was $26.2 million for the 2016 first quarter compared to the $12.9 million for the 2015 first quarter. Capital expenditures were approximately $4.8 million for the 2016 first quarter. The Company repurchased 37,967 shares at an aggregate cost of approximately $2.0 million during the 2016 first quarter under its share repurchase program.

The Company’s 2016 first quarter effective tax rate was 35.2%.

Outlook
Rogers projects its 2016 second quarter net sales to be between $156 to $164 million and earnings to be between $0.72 and $0.82 per diluted share and non-GAAP adjusted earnings are expected to be between $0.81 and $0.91 per diluted share.

For the full year 2016, Rogers expects capital expenditures to be approximately $25 million and its effective tax rate to be approximately 30%.

Non-GAAP Financial Measures
This release refers to various non-GAAP financial measures. We believe that this information is useful to understanding the operating results and ongoing performance of our underlying businesses. Reconciliations of non-GAAP measures used in this release to the applicable GAAP financial measures appear at the end of the press release.

About Rogers Corporation
Rogers Corporation (NYSE:ROG) is a global leader in engineered materials to power, protect, and connect our world. With more than 180 years of materials science experience, Rogers delivers high-performance solutions that enable clean energy, internet connectivity, and safety and protection applications, as well as other technologies where reliability is critical. Rogers delivers Power Electronics Solutions for energy-efficient motor drives, vehicle electrification and alternative energy; Elastomeric Material Solutions for sealing, vibration management and impact protection in mobile devices, transportation interiors, industrial equipment and performance apparel; and Advanced Connectivity Solutions for wireless infrastructure, automotive safety and radar systems. Headquartered in Connecticut (USA), Rogers operates manufacturing facilities in the United States, China, Germany, Belgium, Hungary, and South Korea, with joint ventures and sales offices worldwide. For more information, visit www.rogerscorp.com.

Safe Harbor Statement
This release contains forward-looking statements concerning our plans, objectives, outlook, goals, strategies, future events, future net sales or performance, capital expenditures, financing needs, restructuring, plans or intentions relating to expansions, business trends and other information that is not historical information. All forward-looking statements are based upon information available to us on the date of this release and are subject to risks, uncertainties and other factors, many of which are outside of our control, which could cause actual results to differ materially from the results discussed in the forward-looking statements. Risks that could cause such results to differ include: volatility within the Internet Connectivity, Clean Energy, and Safety and Protection megatrends on which our business is focused, as well as specific market and industry trends within these megatrends; business, economic and political conditions in the United States and abroad, particularly in China, South Korea, Germany, Hungary and Belgium, where we maintain significant manufacturing or administrative operations; fluctuations in foreign currency exchange rates; research and development efforts; competitive developments; business development transactions; the outcome of ongoing and future litigation, including our asbestos-related product liability litigation; and changes in laws and regulations applicable to our business. For additional information about the risks, uncertainties and other factors that may affect our business, please see our most recent Annual Report on Form 10-K and any subsequent Forms 10-Q filed with the Securities and Exchange Commission. Rogers Corporation assumes no responsibility to update any forward-looking statements contained herein except as required by law.

Additional Information and May 3, 2016 Conference Call

For more information, please contact the Company directly, via email or visit the Rogers website.

Website Address: http://www.rogerscorp.com

A conference call to discuss 2016 first quarter results will be held on Tuesday, May 3, 2016 at 9:00AM (Eastern Time).

A slide presentation will be made available prior to the start of the call. The slide presentation can be accessed under the investor relations section of the Rogers Corporation website (www.rogerscorp.com/ir).

The Rogers participants in the conference call will be:

Bruce D. Hoechner, President and CEO
Janice E. Stipp, Vice President, Finance, CFO and Corporate Treasurer
Robert C. Daigle, Senior Vice President and CTO

A Q&A session will immediately follow management’s comments.

To participate in the conference call, please call:

1-800-574-8929	Toll-free in the United States
1-973-935-8524	Internationally
There is no passcode for the live teleconference.

For playback access, please call: 1-855-859-2056 in the United States and 1-404-537-3406 internationally through 11:59PM (Eastern Time), May 9, 2016. The passcode for the audio replay is 87264976.

The call will also be webcast live in a listen-only mode. The webcast may be accessed through links available on the Rogers Corporation website at www.rogerscorp.com/ir. Replay of the archived webcast will be available on the Rogers website approximately two hours following the webcast.

(Financial Statements Follow)

Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)	March 31, 2016	March 31, 2015
Net sales	$160,566	$165,051
Cost of sales	100,058	102,626
Gross margin	60,508	62,425

Selling, general and administrative expenses	29,860	36,147
Research and development expenses	6,549	6,108
Operating income	24,099	20,170

Equity income in unconsolidated joint ventures	613	919
Other income (expense), net	(546)	(129)
Interest expense, net	(1,121)	(1,006)
Income before income tax expense	23,045	19,954

Income tax expense	8,117	6,311
Net income	$14,928	$13,643

Basic net earnings per share	$0.83	$0.74

Diluted net earnings per share	$0.82	$0.72

Shares used in computing:
Basic	17,966	18,476
Diluted	18,214	18,950

Condensed Consolidated Statements of Financial Position (Unaudited)

(IN THOUSANDS)	March 31, 2016	December 31, 2015
Assets
Current assets:
Cash and cash equivalents	$229,203	$204,586
Accounts receivable, net	107,866	101,428
Inventories	90,500	91,824
Prepaid income taxes	4,711	5,058
Deferred income taxes	-	9,565
Asbestos related insurance receivables	8,245	8,245
Other current assets	9,793	7,959
Total current assets	450,318	428,665

Property, plant and equipment, net	177,337	178,661
Investments in unconsolidated joint ventures	16,593	15,348
Deferred income taxes	17,164	8,594
Goodwill	178,876	175,453
Other intangible assets	73,587	75,019
Asbestos related insurance receivables	45,114	45,114
Other long term assets	3,396	3,501
Total assets	$962,385	$930,355

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$23,170	$22,251
Accrued employee benefits and compensation	24,376	23,263
Accrued income taxes payable	8,419	3,599
Current portion of long term debt	3,309	2,966
Asbestos related liabilities	8,245	8,245
Other accrued liabilities	16,716	18,324
Total current liabilities	84,235	78,648

Long term lease obligation	5,729	5,549
Long term debt	172,643	173,557
Pension and post-retirement benefit obligations	14,808	14,808
Asbestos related liabilities	48,390	48,390
Non-current income tax	13,247	11,863
Deferred income taxes	9,495	9,455
Other long term liabilities	3,550	3,503

Shareholders’ equity
Capital stock	17,996	17,957
Additional paid in capital	111,789	112,017
Retained earnings	557,994	543,066
Accumulated other comprehensive loss	(77,491)	(88,458)
Total shareholders’ equity	610,288	584,582
Total liabilities and shareholders’ equity	$962,385	$930,355

Reconciliation of non-GAAP Financial Measures to the Comparable GAAP Measures

Non-GAAP Financial Measures
Management believes non-GAAP information provides meaningful supplemental information regarding the Company’s performance by excluding certain expenses that are generally non-recurring or otherwise may not be indicative of the core business operating results. The Company believes that this additional financial information is useful to management and investors in assessing the Company’s historical performance and for planning, forecasting and analyzing future periods. However, non-GAAP information has limitations as an analytical tool and should not be considered in isolation from, or solely as an alternative to, financial information prepared in accordance with GAAP.

Reconciliation of GAAP to non-GAAP Earnings Per Diluted Share for the First Quarter:

The following table includes adjustments to earnings per diluted share.

Earnings Per Diluted Share	Q1 2016	Q1 2015
GAAP earnings per diluted share	$0.82	$0.72

Restructuring severance (impact to SG&A)	$0.02	-
Loss on sale of business (impact to OI&E)	$0.01	-
Non-recurring purchase accounting costs (impact to gross margin)	-	$0.06
Integration costs related to Arlon, LLC (impact to SG&A)	-	$0.16
Total special adjustments	$0.03	$0.22
Non-GAAP earnings per diluted share	$0.85	$0.94

Acquisition intangible amortization	$0.09	$0.08

Non-GAAP adjusted earnings per diluted share	$0.94	$1.02

Reconciliation of Net Income to Adjusted EBITDA for the First Quarter:

The following table includes adjustments to net income.

(amounts in millions)	Q1 2016%		Q1 2015%
GAAP net income	$14.9	9.3%	$13.6	8.3%

Interest	$1.1	0.7%	$1.0	0.6%
Income tax expense	$8.1	5.1%	$6.3	3.8%
Depreciation	$6.3	3.9%	$5.6	3.4%
Amortization	$2.7	1.6%	$2.4	1.4%
Restructuring severance (impact to SG&A)	$0.6	0.4%	-	-
Non-recurring purchase accounting costs (impact to gross margin)	-	-	$1.6	1.0%
Integration costs related to Arlon, LLC (impact to SG&A)	-	-	$4.3	2.6%
Loss on sale of business (impact to OI&E)	$0.2	0.1%	-	-
Non-GAAP adjusted EBITDA	$33.9	21.1%	$34.8	21.1%

Reconciliation of GAAP to non-GAAP Operating Margin for the First Quarter:

The following table includes adjustments to operating margin.

Operating Margin	Q1 2016	Q1 2015
GAAP operating margin	15.0%	12.2%

Restructuring severance	0.4%	-
Integration costs related to Arlon, LLC	-	2.6%
Non-recurring purchase accounting costs	-	1.0%
Total special adjustments	0.4%	3.6%
Non-GAAP operating margin	15.4%	15.8%

Acquisition intangible amortization	1.5%	1.4%

Non-GAAP adjusted operating margin	16.9%	17.2%

Reconciliation of GAAP to non-GAAP Earnings Per Share Guidance for the First Quarter:

The following table includes adjustments to earnings per diluted share.

	Original Guidance Q1 2016	Redefined* Guidance Q1 2016
GAAP earnings per diluted share	$0.51 - $0.61	$0.51 - $0.61

Acquisition intangible amortization	$0.10	$0.10
Equity compensation	$0.11	-
Total adjustments	$0.21	$0.10

Non-GAAP adjusted earnings per diluted share	$0.72 - $0.82	$0.61 - $0.71

*Reflects the exclusion of non-cash stock-based compensation from the adjustment.

Reconciliation of GAAP to non-GAAP Earnings Per Share Guidance for the Second Quarter 2016:

The following table includes adjustments to earnings per diluted share.

Guidance Q2 2016
GAAP earnings per diluted share	$0.72 - $0.82

Acquisition intangible amortization	$0.09
Non-GAAP adjusted earnings per diluted share	$0.81 - $0.91

Reconciliation of GAAP to non-GAAP Earnings Per Share for the Second Quarter 2015:

The following table includes adjustments to earnings per diluted share.

Actual Q2 2015
GAAP earnings per diluted share	$0.71

Acquisition intangible amortization	$0.10
Integration costs (impact to SG&A)	$0.02
Net favorable tax benefit	($0.06)
Total adjustments	$0.06

Non-GAAP adjusted earnings per diluted share	$0.77

CONTACT:
Rogers Corporation
Financial News Contact:
Janice E. Stipp, 860-779-4033
Vice President, Finance, Chief Financial Officer and Corporate Treasurer
FAX: 860-779-5509
or
Investor Contact:
William J. Tryon, 860-779-4037
Director, Investor and Public Relations
FAX: 860-779-5509
william.tryon@rogerscorp.com